Exhibit 4.5.42

DEED OF DISCLOSED PLEDGE

OF

RECEIVABLES

between

BNS AUTOMOBILE FUNDING B.V.

as Pledgor

and

BNP PARIBAS as Security Agent

as Pledgee

Strawinskylaan 1999

1077 XV Amsterdam

21 December 2005

Execution Copy

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	PARALLEL DEBT	6
3.	CREATION OF PLEDGE ON RECEIVABLES	7
4.	INFORMATION UNDERTAKING	8
5.	FURTHER ASSURANCES AND NOTICE TO THIRD PARTIES	8
6.	REPRESENTATIONS AND WARRANTIES	8
7.	GENERAL UNDERTAKINGS	9
8.	NOTIFICATION TO THE DEBTOR	9
9.	PAYMENT INSTRUCTIONS AND AUTHORITY TO COLLECT	10
10.	IMMEDIATE FORECLOSURE	10
11.	APPLICATION OF PROCEEDS	11
12.	CONTINUING SECURITY AND OTHER MATTERS	11
13.	CONFLICT	11
14.	TERMINATION AND RELEASE OF PLEDGE	11
15.	LIABILITY	12
16	COSTS AND INDEMNIFICATION	13
17	POWER OF ATTORNEY	13
18	GENERAL	14
19	GOVERNING LAW AND JURISDICTION	15

THE UNDERSIGNED

1.             BNS AUTOMOBILE FUNDING B.V., a private company with limited liability organised under the laws of the Netherlands, whose corporate seat is at Amsterdam, the Netherlands (the “Pledgor”); and

2.             BNP PARIBAS, a company organised under the laws of France, acting in its capacity of Security Agent (the “Pledgee”).

WHEREAS

A.            the Pledgor has or will have payment obligations towards the Pledgee under or pursuant to a senior bridge facilities agreement among, inter alia Hertz International Ltd. as Parent, the entities named therein as Original Borrowers and Original Guarantors, Hertz Europe Limited, BNP Paribas and The Royal Bank of Scotland Plc. as, inter alia, Mandated Lead Arrangers and Joint Bookrunners, CALYON as Co-Arranger , and the other financial institutions named therein as Banks, dated 21 December 2005 (the “Bridge Facilities Agreement”),

B.            the Pledgor has agreed under Clause 3 of the Bridge Facilities Agreement to enter into this Deed as security for the payment when due of the payment obligations referred to under A.

HAVE AGREED AS FOLLOWS

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Deed:

“Article”	means an article of this Deed.

“Debtor”	means Stuurgroep Holland B.V.

“Deed”	means this deed of disclosed pledges of Receivables.

“Event of Default”	has the meaning given to that term in the Bridge Facilities Agreement.

“Enforcement Event”

a default (verzuim) of the Pledgor with respect to the Secured Liabilities, within the meaning of article 3:248 NCC, provided that an Event of Default has occurred which is continuing and has not been waived under the Bridge Facilities Agreement and has resulted in the Facility Agent serving a notice under Clause 23.16 (Acceleration and Cancellation) of the Bridge Facilities Agreement.

“Loan Agreement”	means the agreement between the Debtor as borrower and the Pledgor as lender, dated on or about 21 December 2005.

“Loan Receivables”	means all monetary payment obligations (vorderingen tot voldoening van een geldsom) owing by the Debtor to the Pledgor under the Loan Agreement.

“NCC”	means the Netherlands Civil Code.

“Parallel Debt”	means the Parallel Debt as defined in Article 2.

“Party”	means a party to this Deed.

“Pledge”	means the rights of pledge created under this Deed.

“Principal Obligations”

means all present and future monetary payment obligations (vorderingen tot voldoening van een geldsom) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Finance Parties or any one or more of them under or pursuant to the Finance Documents (as defined in the Bridge Facilities Agreement).

“Receivables”	means, with respect to the Pledgor its Loan Receivables.

“Schedule”	means a schedule to this Deed.

“Security”	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Secured Liabilities”

means all present and future monetary payment obligations (vorderingen tot voldoening van een geldsom) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to Pledgee under or pursuant to the Parallel Debt.

1.2          Interpretation

a.             Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Bridge Facilities Agreement have the same meanings when used in this Deed.

b.            Words denoting the singular include the plural and vice versa. Words denoting one gender include the other gender.

c.             The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

d.            No provision of this Deed is to be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

e.             English language words used in this Deed intend to describe Netherlands legal concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

f.             The headings in this Deed are for construction purposes as well as for reference.

g.            References in this Deed to any agreement will be deemed to include references to those agreements as they may be varied, amended, modified, novated or restated from time to time (including by way of increase of the facilities made available under them or accession or retirement or the parties to these agreements).

h.            This Deed intends to create separate and individual rights of pledge provided by the Pledgor as security for the payment when due of the Secured Liabilities of the Pledgor.

1.3          Schedules

Any Schedule forms an integral and inseparable part of this Deed.

2.             PARALLEL DEBT

2.1          The Pledgor hereby irrevocably and unconditionally undertakes to pay to the Pledgee an amount equal to the aggregate amount payable by the Pledgor in respect of its Principal Obligations as they may exist from time to time. The payment undertaking of the Pledgor to the Pledgee under this Article 2 is hereinafter to be referred to as the “Parallel Debt”.

2.2          The Parallel Debt of the Pledgor will become due and payable (opeisbaar) as and when one or more of the Principal Obligations of the Pledgor become due and payable.

2.3          Each of the Parties hereby acknowledges that:

i.              the Parallel Debt constitutes an undertaking, obligation and liability of the Pledgor to the Pledgee which is separate and independent from, and without prejudice to, the Principal Obligations; and

ii.             the Parallel Debt represents the Pledgee’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt from the Pledgor it being understood, in each case, that pursuant to subsection a. of this Article the amount which may become payable by the Pledgor as its Parallel Debt shall never exceed the total of the amounts which are payable under the Principal Obligations of the Pledgor.

2.4          For the avoidance of doubt, the Parties confirm that in accordance with subsections 2.1 and 2.3 of this Article the claim of the Pledgee against the

Pledgor in respect of the Parallel Debt and the claims of anyone or more of the Finance Parties against the Pledgor in respect of the Principal Obligations payable by the Pledgor to such Finance Party do not constitute common property (gemeenschap) within the meaning of article 3:166 of the NCC and that the provisions relating to common property shall not apply. If, however, it shall be held that such claim of the Pledgee and such claims of anyone or more of the Finance Parties do constitute common property and the provisions relating to common property do apply, the Parties agree that the Intercreditor Deed shall constitute the administration agreement (“beheersregeling”) within the meaning of article 3:168 NCC.

2.5          To the extent the Pledgee irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt of the Pledgor, the Pledgee shall distribute that amount among the Finance Parties that are creditors of the Principal Obligations of the Pledgor in accordance with the applicable provisions of the Intercreditor Deed. Upon irrevocable receipt by the Pledgee of any amount so distributed to it (a “Received Amount”), the Principal Obligations of the Pledgor to the relevant Finance Party or Finance Parties shall be reduced by amounts totalling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Principal Obligations on the date of receipt by that Finance Party of the Received Amount.

3.             CREATION OF PLEDGE ON RECEIVABLES

3.1          Creation of pledge over Receivables

As security for the payment when due of its Secured Liabilities, the Pledgor agrees to create and, subject to Article 8, hereby creates, as the case may be in advance (bij voorbaat), or by means of a third party right of pledge (derden-pandrecht) as referred to in article 3:231(1) NCC, in favour of the Pledgee a disclosed right of pledge (openbaar pandrecht) on its Receivables and all rights attached to its Receivables including dependent rights (afhankelijke rechten) and ancillary rights (nevenrechten). The Pledgee accepts each of these rights of pledge, where appropriate in advance.

3.2          Ranking

If any of the rights of pledge purported to be created pursuant to Article 3.1 cannot be first ranking as a result of Security created prior to the date of this Deed on any of the Receivables, such rights of pledge shall nonetheless have been created pursuant to Article 3.1 with the highest possible rank.

4.             INFORMATION UNDERTAKING

4.1          Additional information

At the Pledgee’s first reasonable request, the Pledgor must provide all information, evidence (including invoices) and documents relating to its Receivables which the Pledgee may deem necessary to exercise its rights under this Deed (including the enforcement of its rights of pledge) and the perfection or protection of its security on its Receivables. The Pledgor will allow the Pledgee to inspect its premises and to inspect its books relating to its Receivables during office hours.

4.2          Attachments and Disputes of Receivables

The Pledgor agrees to notify the Pledgee without delay of any attachment (beslag) levied on any of its Receivables or any dispute if the attachment or dispute would have a material adverse effect on the right of pledge created under this Deed or the value of any of its Receivables.

5.             FURTHER ASSURANCES AND NOTICE TO THIRD PARTIES

5.1          Further assurances

At the Pledgee’s first request, the Pledgor agrees to execute any further encumbrances and assurances in respect of any of its Receivables in favour of, or for the benefit of the Pledgee, and do all acts and things as the Pledgee may reasonably deem necessary for the Pledgee to exercise its rights under this Deed (including the enforcement of the Pledge) and the perfection or protection of its security on the Receivables of the Pledgor.

5.2          Notice to third parties

The Pledgee may give notice of the rights of pledge created by this Deed to any third party seeking recourse on any of the Receivables if that recourse would have a material adverse effect on the rights of pledge created under this Deed or the value of any of the Receivables.

6.             REPRESENTATIONS AND WARRANTIES

6.1          Representations and warranties

The Pledgor represents and warrants to the Pledgee that on the date of this Deed:

a.             it is the proprietor (rechthebbende) and has full power to dispose (beschikkingsbevoegd) of its Receivables;

b.            its Receivables are not subject to any Security except as permitted under the Bridge Facilities Agreement; and

c.             subject to any security interest permitted under the Bridge Facilities Agreement and subject to notification pursuant to Article 8 of this Deed, this Deed creates a valid first-ranking disclosed right of pledge (openbaar pandrecht eerste in rang).

6.2          Repetition

The representations and warranties in Article 6.1 are deemed to be repeated by the Pledgor on each day the Pledgor acquires a Receivable after the date of this Deed.

7.             GENERAL UNDERTAKINGS

7.1          Disposal and negative pledge

The Pledgor shall not, without the prior written consent of the Pledgee, except as permitted under the Bridge Facilities Agreement:

a.             sell, transfer or otherwise dispose of any of its Receivables;

b.            create or permit to subsist any Security on any of its Receivables;

c.             enter into compromises, settlements and other agreements or to grant discharge in respect of any of its Receivables; or

d.            vary the terms of or extend, release, determine, rescind or grant time for payment in respect of any of its Receivables if the variation, release, determination, rescission or granting of time for payment in respect of any of its Receivables would have a material adverse effect on the right of pledge created under this Deed.

8.             NOTIFICATION TO THE DEBTOR

Immediately following the signing of this Deed the Pledgor shall send by registered mail a notice substantially in the form of Schedule 1 to the Debtor and provide a copy of this notification letter to the Pledgee without delay.

9.             PAYMENT INSTRUCTIONS AND AUTHORITY TO COLLECT

9.1          Collection by Pledgee

The Pledgee is authorised to collect any of the Receivables and to enter into compromises, settlements and other agreements with the Debtor, to grant discharge in respect of the Receivables and to exercise all other rights of the Pledgor in connection with its Receivables (including calling in (opzeggen) the Receivables). The Pledgor waives its rights under article 3:246(4) NCC.

9.2          Collection by Pledgor

The Pledgee hereby authorises the Pledgor to collect its Receivables in accordance with article 3:246(4) NCC in a bank account approved by the Pledgee. This authorisation automatically terminates upon the occurrence of an Enforcement Event. After the occurrence of an Enforcement Event the Pledgor can not derive any further rights from article 3:246(4) NCC. Any moneys received by the Pledgor after an authorisation in this Article 9.2 to collect the Receivables has terminated are received by it on behalf of the Pledgee. The Pledgor must keep these moneys separated from its other property and forthwith transfer them to the Pledgee, notwithstanding any rights the Pledgee may have against the Debtor. The Pledgee may upon the occurrence of an Enforcement Event inform the Debtor of the Pledgor of the termination of the Pledgor’s authorisation to collect the Receivables and that further payments by the Debtor must be made into a bank account designated by the Pledgee.

10.          IMMEDIATE FORECLOSURE

a.             After the occurrence of an Enforcement Event the Pledgee may:

i.              sell or cause the respective Receivables to be sold in accordance with article 3:248 NCC et seq. The Pledgor waives its rights under article 3:251 NCC; and

ii.             have recourse against the proceeds of the respective Receivables collected by it in accordance with article 3:255 NCC (provided that the notice referred to in Article 9.1 has been given).

b.             The Pledgee is not obliged to:

i.              first foreclose on other security rights created under or in connection with the Bridge Facilities Agreement. The Pledgor waives its rights under article 3:234 NCC; or

ii.             notify the Pledgor or any other person referred to in article 3:252 NCC of its intention to exercise, or of the exercise of, its rights under Article 10(a). The Pledgor waives its rights under article 3:249 and 3:252 NCC.

11.          APPLICATION OF PROCEEDS

The Pledgee shall apply the proceeds from the sale or the collection of the Receivables in accordance with the provisions of the Intercreditor Deed, subject to mandatory provisions of Netherlands law.

12.          CONTINUING SECURITY AND OTHER MATTERS

12.1        Continuing security

This Deed extends to the ultimate balance from time to time of any of the Secured Liabilities and is a continuing security, notwithstanding any intermediate payment, partial settlement or other matter.

12.2        No prejudice

Subject to Article 13, this Deed does not intend to prejudice, limit or affect any right of the Pledgee under the Bridge Facilities Agreement and the Bridge Facilities Agreement does not intend to prejudice, limit or affect any right of the Pledgee under this Deed.

13.          CONFLICT

If there is a conflict between this Deed and the Bridge Facilities Agreement then (to the extent permitted by law) the provisions of the Bridge Facilities Agreement will take priority over the relevant provisions of this Deed.

14.          TERMINATION AND RELEASE OF PLEDGE

14.1        The Pledgees shall at the request and cost of the Parent release the right of pledge constituted by this Deed if any of the following events occur:

a.             upon (i) the Secured Liabilities being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Finance Documents, or (ii) the Pledgor ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Bridge Facilities Agreement.

b.             (i) any Permitted Disposal of any Receivable that is subject to the right of pledge constituted by this Deed, (ii) any sale or other disposition of any Receivable otherwise permitted by the Bridge Facilities Agreement that is subject to the right of pledge constituted by this Deed, (iii) any sale or other disposition of any Receivable that is subject to the right of pledge constituted by this Deed where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Bridge Facilities Agreement, or (iv) any sale or any other disposition of any Receivable pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing, or sale and leaseback permitted by the Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place, or (v) the creation of any Encumbrance permitted by paragraph (x) of the definition of “Permitted Encumbrances”, provided that, to the extent that the disposal of a Receivable is a Permitted Disposal or a sale or disposition otherwise permitted by the Bridge Facilities Agreement, the Receivable shall be declared to be automatically released from the pledge created by this Deed with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release such property.

14.2        The right of pledge on the Receivables and all the related rights thereto may be cancelled (opgezegd) in whole or in part by the Pledgees in accordance with article 3:81 NCC.

15.          LIABILITY

The Pledgee is not liable to the Pledgor for any loss or damage arising from:

a.             any sale or collection of the Receivables (or failure to collect the Receivables) by the Pledgee; or

b.             any exercise of, or failure to exercise, its rights under this Deed,

except for gross negligence or wilful misconduct (opzet of grove schuld) of the Pledgee towards the Pledgor.

16           COSTS AND INDEMNIFICATION

16.1        Costs

The Pledgor shall pay all costs, of whatever nature (including legal fees), incurred by the Pledgee in connection with the preparation, negotiation and signing of this Deed or otherwise in connection with this Deed, including costs in connection with Article 4 (Further assurances and notice to third parties) of this Deed, or the enforcement of its rights there under and/or any amendment of, supplement to or waiver in respect thereof.

16.2        Indemnification

The Pledgor undertakes to indemnify the Pledgee in respect of all incurred costs, losses, actions, claims, expenses, demands and liabilities which may be incurred by the Pledgee (or by or against any person for whose act or omission it may be answerable) at any time relating to or arising out of this Deed or as a consequence of anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or occasioned by any breach by the Pledgor of any of its undertakings or other obligations under this Deed, except in the case of gross negligence or willful misconduct (opzet of grove schuld) on the part of the Pledgee.

17           POWER OF ATTORNEY

17.1        For the benefit of the Pledgee, the Pledgor hereby authorises the Pledgee, whether or not represented by its authorised signatories, to pledge any of the Pledgor’s Receivables to itself on behalf of the Pledgor at any time and from time to time and to do everything necessary in this regard. The Pledgee shall be free in its choice of the method by which the pledge is created, including but not limited to the execution of a notarial deed. This authorisation is unconditional and irrevocable, and does not in any way limit or qualify the enforceability of the Pledgor’s obligation to pledge its Receivables itself.

17.2        For the benefit of the Pledgee, the Pledgor hereby irrevocably appoints the Pledgee to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Pledgor to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements, certificates and consents and to do any and all such acts and things as the Pledgor itself could do in relation to its Receivables in relation to any matters dealt with in this Deed and which the Pledgee may reasonably deem to be necessary in order to give full effect to the purposes of this Deed. Upon request of the Pledgee the Pledgor will ratify and confirm whatever the Pledgee shall do or cause to be done in pursuance of the powers conferred to it hereunder.

17.3        In connection with the power of attorney contained in this Article, Parties agree that the Pledgee may act as counterparty of the Pledgor and the Pledgor waives its rights pursuant to article 3:68 NCC (Selbsteintritt), which waiver the Pledgee hereby accepts.

18           GENERAL

18.1        No rescission

To the extent permitted by law, the Pledgor hereby waives its rights under articles 6:265 to 6:272 NCC inclusive to rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of, this Deed.

18.2        Transfer of legal relationship

Subject to the terms of the Bridge Facilities Agreement, the Pledgee may transfer its legal relationship under this Deed (contractsoverneming) or assign its rights under this Deed (cessie). The Pledgor irrevocably agrees in advance to cooperate with such assignment or transfer of contract.

18.3        Notice

Any notice or other communication under or in connection with this Deed must be made in accordance with the Bridge Facilities Agreement.

18.4        Partial Invalidity

In the event that a provision of this Deed is invalid, illegal, non binding,

or unenforceable (either in whole or in part) under the law of any jurisdiction, the remainder of this Deed continues to be effective to the extent that, in view of the Deed’s substance and purpose, the remainder is not inextricably related to and therefore inseverable from the invalid, illegal, non binding or unenforceable provision. The Parties will make every effort to reach agreement on a new clause which differs as little as possible from the invalid, illegal, non binding or unenforceable provision, taking into account the substance and purpose of this Deed.

18.5        Amendment

This Deed may only be amended by a written agreement.

18.6        No implied waiver, no “Rechtsverwerking”

a.             Any waiver under this Deed must be given by notice to that effect.

b.             Where a Party does not exercise any right under this Deed (which includes the granting by a Party to the other Party of an extension of time in which to perform its obligations under any of these provisions), this is not deemed to constitute a forfeiture of that Party’s right under this Deed (rechtsverwerking).

18.7        Benefit of security

The Pledgor and the Pledgee explicitly agree and declare that upon transfer, assignment or pledge of the Secured Liabilities, or a part thereof, the transferee or pledgee will become entitled to the right of pledge purported to be created hereunder, or to a corresponding part thereof, as the case may be.

If and to the extent as a result of such transfer, such assignment or a pledge the right of pledge purported to be created hereunder will constitute common property, and an intercreditor agreement is agreed upon in relation to such transfer, such assignment or a pledge, then the Pledgor will be bound to the provisions of such intercreditor agreement.

19           GOVERNING LAW AND JURISDICTION

19.1        Governing Law

This Deed is to be governed by and construed in accordance with the laws of the Netherlands.

19.2        Jurisdiction

Any dispute arising out of or in connection with this Deed is to be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands. This Article 19.2 is for the benefit of the Pledgee and the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. This Deed of Disclosed Pledge of Receivables has been signed in two counterparts, each of equal tenor and validity, on 21 December 2005.

SIGNATURES

BNS Automobile Funding B.V.

/s/ Michel Taride
by	: Michel Taride
title	: Authorized Signatory

BNP Paribas

/s/ Iyadh Laalai
by	: Iyadh Laalai
title	: Senior Structurer